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EXHIBIT 12.1

Millicom International Cellular S.A.

Statement Regarding Computation of Ratios of Earnings to Fixed Charges

IFRS Ratios—Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands of U.S. dollars, except ratios)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	245,507	(463,797)	(127,122)	468,491	(5,837)

Fixed Charges:
Interest expense and amortization of deferred financing costs, debt discount and premium on all indebtedness	135,172	185,959	209,912	207,307	160,738
Appropriate portion (1/3) of rentals	1,604	2,140	3,671	5,503	7,065

Total fixed charges	136,776	188,099	213,583	212,810	167,803

Amortization of capitalized interests	65	269	770	1,215	1,341
Interests capitalized	—	—	—	183	140
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interests less interests capitalized	382,348	(275,430)	87,231	682,334	163,167

Ratio of earnings to fixed charges	2.80	(1)	(1)	3.21	(1)

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges include interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and a reasonable approximation of the interest component of rent expense. Due to the losses in 2002, 2001 and 1999 under IFRS, the ratio of earnings to fixed charges was less than 1:1. Therefore, under IFRS the Company needed to generate additional earnings of $463,529,000, $126,352,000 and $4,636,000 in 2002, 2001 and 1999, respectively, to achieve a ratio of earnings to fixed charges of 1:1.

US GAAP Ratios—Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(restated)	(restated)	(restated)
	(in thousands of U.S. dollars, except ratios)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	(41,599)	(305,838)	(133,466)	515,754	73,468

Fixed Charges:
Interest expense and amortization of deferred financing costs, debt discount and premium on all indebtedness	124,782	173,479	191,910	189,468	139,006
Appropriate portion (1/3) of rentals	1,252	1,584	2,536	2,369	1,734
Total fixed charges	126,034	175,063	194,446	191,837	140,740

Dividend from JV's	43,659	16,857	—	—	—
Amortization of capitalized interests	65	269	770	1,215	1,341
Interests capitalized	—	—	—	183	140
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interests less interests capitalized	128,158	(113,648)	61,750	708,623	215,409

Ratio of earnings to fixed charges	1.02	(1)	(1)	3.69	1.53

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges include interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and a reasonable approximation of the interest component of rent expense. Due to the losses in 2002 and 2001 under U.S. GAAP, the ratio of earnings to fixed charges was less than 1:1. Therefore, under U.S. GAAP the Company needed to generate additional earnings of $291,109,000 and $137,302,000 in 2002 and 2001, respectively, to achieve a ratio of earnings to fixed charges of 1:1.

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  EXHIBIT 12.1
Millicom International Cellular S.A. Statement Regarding Computation of Ratios of Earnings to Fixed Charges